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                                                                      EXHIBIT 12

                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      Nine Months Ended September 30, 2004
                             (Dollars in millions)

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
Determination of Earnings:
Income before taxes ................................  $1,414
Add (Deduct):
     Amortization of capitalized interest ..........      18
     Fixed charges .................................     326
     Equity income, net of distributions ...........     (47)
                                                      ------
          Total earnings, as defined ...............  $1,711
                                                      ======

Fixed Charges:
Rents(a) ...........................................  $   79
Interest and other financial charges ...............     247
                                                      ------
                                                         326
Capitalized interest ...............................      14
                                                      ------
          Total fixed charges ......................  $  340
                                                      ======
Ratio of earnings to fixed charges .................    5.03
                                                      ======
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(a)  Denotes the equivalent of an appropriate portion of rentals  representative of the interest factor on all rentals other than for capitalized leases.